EXHIBIT 99.2
JOINT FILER INFORMATION

Item	Information
Name:	Banc of America Preferred Funding Corporation
Address:	214 North Tryon Street Charlotte, NC 28255
Date of Event Requiring Statement (Month/Day/Year):	November 28, 2022
Issuer Name and Ticker or Trading Symbol:	Nuveen Minnesota Quality Municipal Income Fund [NMS]
Relationship of Reporting Person(s) to Issuer:	10% Owner
If Amendment, Date Original Filed (Month/Day/Year):	Not Applicable
Individual or Joint/Group Filing:	Form filed by More than One Reporting Person
Signature:	BANC OF AMERICA PREFERRED FUNDING CORPORATION By: /s/ Michael Jentis Name: Michael Jentis Title: Authorized Signatory Date: November 30, 2022